February 14, 2012

Dear Shareholder,

The purpose of this letter is to update shareholders of Converted Organics on the status of the Company and to provide supplemental information to that provided in the press release dated February 14, 2012.

Converted Organics Inc. (OTCBB:COIN) announced today that 2011 sales for the Company totaled $3.1 million compared to $3.5 million for the same period in 2010. Sales for the quarter ended December 31, 2011 were $345,000, compared to sales of $759,000 for the same period in 2010 (Comparative Sales results for 2010 exclude $704,568 for the year from discontinued operations).

The decline in sales was primarily attributable to sales from our fertilizer operations. Fertilizer sales for the third and fourth quarters were less than we expected and less than the prior year due to an assortment of factors including weather, competitive pressures, and changes in our user base. One of our larger customers was acquired by a competitor that does not use our products in the same amount as the operation it acquired and a small number of other customers converted fields from organic to conventional practices. The acquisition of our customer could also put pressure on our sales in 2012. While we cannot control the weather or changes in our customer base we believe we will improve sales in 2012 by diversifying our product offering, we are adding two new products in 2012, and by focusing our sales efforts on opening new markets including agriculture users in Colorado and nursery and horticultural growers in California. Cash flow from the California operation is not sufficient to cover corporate overhead. As a result we have made arrangements for financing as described below, and our ability to continue Converted Organics is dependent on our ability to continue to receive external financing. In order to generate cash flow from operations sufficient to cover the costs of corporate overhead the company would need to increase sales out of the California operation. In order to increase sales we would need to invest in recruiting and training additional sales personnel.

Sales for the year 2011 in the industrial waste water business were $397,937 from the Glenwood Springs, Colorado operation and sales were $89,315 for the fourth quarter. The cost of financing the equipment exceeded our revenue. As a result, and due to a lack of cash reserves in our business, we defaulted on the payment obligation for the equipment and we will not have any revenue from the Glenwood Springs operation in 2012. Notwithstanding the results in Colorado, we retain the license to exploit the technology in the industrial waste water market and we are attempting to find ways to finance the development of this line of business.

We continue to pursue the plan to spin off a portion of TerraSphere, our subsidiary in the vertical farming business, to our shareholders and we are in discussions with potential investors that would invest in TerraSphere to support the spin off. A spin off will not be possible until we have filed our periodic disclosure reports (Annual report Form 10-K for 2011 and an amended Form 10-K for 2010 and amended Form 10-Qs for the first two quarters of 2011) with the Securities and Exchange Commission, which we hope to accomplish by the end of February or early in March. Audited financial statements also need to be prepared for TerraSphere and the transaction needs regulatory approval. At this time we cannot predict the date of the planned spin-off and there is no guaranty that it will occur at all, depending upon negotiations with potential investors and regulatory approvals. We are also considering what other businesses, or portions thereof, we might be able to spin off to shareholders.

As previously disclosed, on January 12, 2012, Converted Organics Inc. (“Company”) issued a senior secured convertible note, in exchange for the senior secured convertible note issued on November 2, 2011 (which had been previously exchanged for a convertible note issued on April 20, 2011) in the aggregate original principal amount of $3,474,797.60 (together with the April 20, 2011 convertible note, the “Original Note”), which had $2,456,595.79 of principal outstanding on January 12, 2012 immediately prior to the exchange, for a senior secured convertible note in the aggregate original principal amount of $2,456,595.79 (the “Note”), as well as additional consideration. The terms of the Note are substantially identical to the terms of the Original Note (as previously disclosed in the Company’s Forms 8-Ks filed April 1, 2011; August 10, 2011; October 20, 2011; and November 3, 2011).

As of February 6, 2012, the principal amount of the Note has declined to $2,091,403. From January 31, 2012 until February 6, 2012, a total of $93,941 in principal had been converted into 77 million shares of common stock. Since the issuance of the Original Note, a total of $1,758,597 in principal (including conversions of the Original Note) had been converted into 405 million shares of common stock.

As of February 10, 2012, the Company had 438,948,403 shares of common stock outstanding.  Further, we are seeking shareholder approval for a 1 for 500 reverse split of our common stock on February 17, 2012.

Our plan is to continue to seek a way to provide value to our shareholders and we feel the best way to do that is to work with our creditors to pay off our debt, continue to operate our fertilizer business, find investment for or a buyer for the industrial waste water business, spin off desirable businesses to our shareholders and seek a merger partner that can benefit from our status as a public company. We believe this plan is in the best interest of our shareholders.

Presently, we believe the only way to proceed to implement this plan is to have the holder of the Note continue to convert the Note into shares of common stock (which will require the completion of the reverse split), and to continue to sell new convertible notes on a monthly basis through 2012. There is no guarantee that the buyer of these notes will continue to fund our operations, as the terms of our arrangement state that the buyer can refuse to fund additional notes if it believes that the prospect of repayment on its indebtedness is impaired or is unlikely to occur. Presently, assuming we continue to receive monthly funding from the issuance of new convertible notes, it is not our intention to seek any form of court protection to accomplish this plan.

We plan to update our shareholders during a conference call that will be scheduled shortly after we file our annual report on Form 10-K. We thank you for your interest in Converted Organics.

Sincerely,

Edward J. Gildea
President & CEO